EXHIBIT 99.1

                                                           PRELIMINARY COPY
                       WESTERN MULTIPLEX CORPORATION

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS
      FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 21, 1995


               The undersigned hereby appoints John Woods and Frank Hegarty, and each or either of them proxies, with full power of substi-tution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in Western Multiplex Corporation ("MUX") at the Special Meeting of Shareholders to be held on April 21, 1995, commencing at 2:30 p.m., local time, at 300 Harbor Boulevard, Belmont, California or at any adjournments or postponements thereof.

               This proxy will be voted FOR item 1 unless otherwise speci-fied. The Board of Directors recommends voting for item 1.


1. A proposal to approve and adopt an Acquisition Agreement dated as of January 3, 1995 (the "Acquisition Agreement") among Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"), MUX Acquisition Corp., a California corpora-tion and wholly-owned subsidiary of Glenayre ("Glenayre Sub"), MUX, John Woods and Frank Hegarty and certain other shareholders of MUX who will receive shares of the Common Stock of Glenayre, $.02 par value, pursuant to the Acquisi-tion Agreement, and certain holders of options to purchase MUX Common Stock, and the Agreement of Merger attached to the Acquisition Agreement as Exhibit C, providing for the merger of Glenayre Sub with and into MUX, with MUX as the surviving corporation and continuing as a wholly-owned subsidiary of Glenayre (the "Merger"). Under the Acquisi-tion Agreement, each share of MUX Common Stock (other than shares, if any, held by shareholders who perfect their rights to dissent under the California General Corporation Law (the "CGCL")) will be converted into the right to re-ceive .0943848 of one share of Glenayre Common Stock and each stock option right to purchase one share of MUX Common Stock will be converted into the right to purchase .0943848 of one share of Glenayre Common Stock and the option exer-cise price will be adjusted by dividing the current option exercise price by .0943848.


                [ ] FOR            [ ] AGAINST             [ ] ABSTAIN

                (Continued and to be signed on the reverse)

                        (Continued from other side)


               In their discretion, the proxies are authorized to vote upon such other matters incidental to the Special Meeting.


               Receipt of the Notice of Special Meeting and accompanying Proxy Statement/Prospectus is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR item 1.

               Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.

                                   Dated:  ________________________, 1995.



                                  ________________________________________


                                   ________________________________________
                                   (When  signing  as  attorney,  executor,
                                   administrator, trustee,  guardian, etc.,
                                   give  title   as  such.    If   a  joint
                                   account, each joint owner should sign personally.)